Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Plan, the 2019 Equity Incentive Plan, and the 2019 Employee Stock Purchase Plan of PagerDuty, Inc. of our report dated March 20, 2019, with respect to the consolidated financial statements of PagerDuty, Inc. for the year ended January 31, 2019 included in its Registration Statement (Form S-1 No. 333-230323) and related Prospectus of PagerDuty, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
April 15, 2019